                              STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (the "Agreement") is entered into as of July 24, 1998 by and between VISTA Information Solutions, Inc., a Delaware corporation ("Buyer"), and Eric Freeberg ("Shareholder"). Buyer and Shareholder are referred to collectively herein as the "Parties."

                                      RECITALS

          A. Shareholder owns 100 outstanding shares (the "Shares") of the capital stock of E/Risk Information Services, a California corporation (the "Company").

          B. Shareholder holds a promissory note from the Company in the original principal amount of $10,000 (the "Note") and containing the terms and conditions specified in EXHIBIT A attached hereto, the effect of which is that the balance of unpaid principal and accrued interest on the Note as of July 24, 1998 is $253,634.96.

          C. Buyer, the Company and all shareholders of the Company other than Shareholder are simultaneously entering into a Stock Purchase Agreement of even date herewith (the "Concurrent Agreement") pursuant to which Buyer is acquiring, or agreeing to acquire, all issued and outstanding shares of the Company's Common Stock other than the Shares to be sold to Buyer hereunder.

          D. Buyer desires to purchase, and Shareholder desires to sell, the Shares and the Note for the consideration set forth below subject to the terms and conditions of this Agreement.

                                     AGREEMENT

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                     ARTICLE I

                            PURCHASE AND SALE OF SHARES

          1.1 PURCHASE OF THE SHARES FROM SHAREHOLDER. Upon and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), Shareholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Shareholder, all of the Shares owned by Shareholder. At the Closing, the Company shall cause the transfer of the Shares to Buyer contemplated by this Agreement to be entered into the share register of the Company.

          1.2  THE CLOSING.

               (a) The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California 92121 commencing at 11:00 a.m., local time, on July 24, 1998, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

               (b) Unless otherwise agreed by Buyer and Shareholder, the Closing of the transactions contemplated by this Agreement shall take place simultaneously with the closing of the acquisition by Buyer of the additional shares of the issued and outstanding capital stock of the Company pursuant to the Concurrent Agreement.

          1.3  ACTIONS AT THE CLOSING.  At the Closing:

               (a) Shareholder shall deliver to Buyer the various certificates, instruments and documents referred to in Section 5.1 below;

               (b) Buyer shall deliver to Shareholder the various certificates, instruments and documents referred to in Section 5.2 below;

               (c) Shareholder shall deliver to Buyer a stock certificate(s) representing the Shares, duly endorsed for transfer, the original Note and the executed Note Assignment, in substantially the form attached hereto as EXHIBIT A (the "Note Assignment");

               (d) Buyer shall pay to Shareholder by wire transfer of immediately available funds (in accordance with wire transfer instructions furnished by Shareholder not less than 2 days before the Closing) the following amounts: (i) $1,100,000 as payment of the purchase price for the Shares, and
(ii) $253,634.96 as payment for the acquisition of the Note, based on the outstanding amounts due thereunder as set forth in the demand letter attached as EXHIBIT B hereto; and

               (e) in exchange for the surrender of the certificate(s) representing the Shares delivered pursuant to Section 1.3(c), the Company shall issue and deliver to Buyer a certificate representing the One Hundred (100) shares of the Company's Common Stock sold and transferred to Buyer hereunder, and Buyer shall be entered into the share register of the Company as the owner of the Shares sold by Shareholder pursuant to this Agreement.

                                     ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

          Shareholder represents and warrants to Buyer as follows:

          2.1 OWNERSHIP OF STOCK AND NOTE. Shareholder has good and marketable title, free and clear of any and all liens and encumbrances, to all of the Shares and to the Note. Shareholder has the full right, power and authority to transfer, convey and sell to Buyer at the Closing the Shares and to the Note and, upon consummation of the purchase contemplated hereby, Buyer will acquire from Shareholder good and marketable title to the Shares and the Note, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

          2.2 AUTHORITY. Shareholder has all requisite power and authority to execute and deliver this Agreement and the Note Assignment and to perform his obligations thereunder. This Agreement and the Note Assignment have each been duly and validly executed and delivered by Shareholder, and each constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

          2.3 NO CONFLICTS. Neither the execution and delivery of any or all of this Agreement and the Note Assignment by Shareholder, nor the consummation by Shareholder of the transactions contemplated hereby or thereby, will
(i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which Shareholder is a party or by which Shareholder is bound, (ii) result in the imposition of any lien or encumbrance upon the Shares or the Note, or
(iii) violate any order, writ, injunction or decree applicable to Shareholder, to the Shares, or to the Note.

          2.4 NO MODIFICATION. No provision of the Note has been amended, waived or supplemented, except as otherwise noted on EXHIBIT A.


                                    ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BUYER



  In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $10,000, or, in the aggregate with other individual items, in excess of $25,000.

          Buyer represents and warrants to Shareholder as follows:

          3.1 ORGANIZATION. Each of Buyer and Buyer's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents.

          3.2  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the Note Assignment and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Note Assignment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Note Assignment have been or will be duly executed and delivered by Buyer and constitute or will constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

               (b) The execution and delivery by Buyer of this Agreement and the Note Assignment do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or
(iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Buyer.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in the Concurrent Agreement) is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement or the or the Note Assignment or the consummation of the transactions contemplated hereby, except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Buyer.

                                     ARTICLE IV

                               ADDITIONAL AGREEMENTS

          4.1 BROKERS OR FINDERS. Each of Buyer and Shareholder represents, as to itself, and its affiliates, that, other than Clareity, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; and each of Buyer and Shareholder agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such Party or any of its affiliates. With respect to Clareity, Shareholder covenants and agrees to pay (or to cause to be paid by an affiliate of Shareholder other than the Company) to Clareity, as promptly as practicable after the Closing, $100,000 as payment of finders fees due to Clareity by Shareholder as a result of the transactions contemplated hereby. Shareholder agrees to indemnify and hold Buyer harmless from and against any and all claims, liabilities or obligations with respect to such fees due to Clareity by Shareholder.

          4.2 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS; TAX ELECTION; DISTRIBUTIONS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer with full title to all the Shares or the Note, Shareholder shall take all such necessary action. Shareholder agrees to cooperate with Buyer and the Company in providing any necessary information and taking any reasonably necessary actions in order to effect the filing of a Section 338(h)(10) Election under the Internal Revenue Code. Buyer shall cause the Company to notify the Internal Revenue Service and the California Franchise Tax Board of the fact that the Company ceased to be an S Corporation as of the Closing Date and to prepare all tax filings necessary in connection with the termination of the Company's status as an S Corporation. Within ten days after receiving written notice from Shareholder, together with documentation supporting the calculation referred to in this sentence, Buyer shall cause the Company to distribute to Shareholder the amount, if any, of any federal and state income taxes which Shareholder's accountant has determined will be owed by the Shareholder as a result of his status as a shareholder of the Company and the status of the Company as an S Corporation with respect to the period from January 1, 1998 through the Closing Date. No other distributions shall be made to Shareholder as a result of the financial performance of the Company prior to the Closing Date.

          4.3 EXPENSES. The Parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated; provided, however that the Company may pay the legal fees of counsel advising Shareholder with respect to this Agreement (and the other shareholders with respect to the Concurrent Agreement) as long as the aggregate legal fees and expenses paid by the Company in connection with this Agreement and the Concurrent Agreement do not exceed $25,000.

          4.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Closing occurs, all of the representations and warranties contained in this Agreement shall survive for a period of two years from the Closing Date (except that representations and warranties that specifically relate to a particular date or period shall be true and correct as of such date and for such period).

          4.5  INDEMNIFICATION.

               (a) Subject to the terms and conditions contained herein, Shareholder shall indemnify, defend and hold harmless Buyer, its officers, directors, employees and attorneys, all subsidiaries and affiliates of Buyer, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Vista Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) ("Indemnified Loss") which any member of the Vista Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Shareholder in this Agreement or the Note Assignment, or (ii) as a result of willful fraud or intentional misrepresentation by Shareholder. Except for losses resulting from willful fraud or intentional misrepresentation, in no event shall the aggregate liability of Shareholder under this Agreement exceed the total consideration received by Shareholder. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any indemnitee.

               (b) Subject to the terms and conditions contained herein, Buyer shall indemnify, defend and hold harmless Shareholder from, against, for and in respect of any and all Indemnified Losses which Shareholder may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any other representations, warranties or covenants made by Buyer in this Agreement, or
(ii) as a result of willful fraud or intentional misrepresentation by Buyer.
For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any indemnitee.


                                     ARTICLE V

                             CONDITIONS TO THE CLOSING

          5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

               (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Buyer or the Company or a Material Adverse Effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

               (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Buyer's conduct or operation of the business of Buyer or the Company after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

          5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

               (a) The representations and warranties of Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and the Note Assignment, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate to such effect signed by Shareholder in his capacity as an individual with respect to the representations and warranties of Shareholder.

               (b) Shareholder shall have performed in all material respects all obligations required to be performed by him under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by Shareholder in his capacity as an individual.

               (c) The Company, Buyer and the other parties to the Concurrent Agreement shall have executed and delivered the Concurrent Agreement, and all of the conditions to Buyer's obligations under the Concurrent Agreement shall have been satisfied or duly waived by Buyer.

          5.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHAREHOLDER. The obligations of Shareholder to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Shareholder:

               (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Shareholder shall have received a certificate to such effect signed on behalf of Buyer by the Chief Financial Officer of Buyer.

               (b) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Shareholder shall have received a certificate to such effect signed on behalf of Buyer by the Chief Financial Officer of Buyer.

               (c) Shareholder shall have received from Buyer a certificate of the Secretary of Buyer attesting to the validity and continuing effect of the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the Note Assignment by Buyer and the performance of Buyer's obligations hereunder and thereunder.

               (d) The Company, Shareholder and the other shareholders of the Company shall have entered into a settlement agreement and other documents related to the termination of Shareholder's involvement in the Company.

               (e) Clareity and Shareholder shall have entered into an agreement whereby Clareity agrees that Shareholder's only obligation to Clareity is payment of the $100,000 commission specified in Section 4.1.


                                     ARTICLE VI

                                 GENERAL PROVISIONS

          6.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on receipt if delivered personally or by commercial delivery service (including overnight delivery) or sent via facsimile (with confirmation of receipt), or seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Buyer, to:

                    Vista Information Solutions, Inc.
                    5060 Shoreham Place
                    San Diego, CA 92122
                    Attention:  Chief Financial Officer
                    Fax: (619) 450-6185
                    Tel: (619) 450-6100

                    with a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    4365 Executive Drive, Ste. 1600
                    San Diego, CA 92121
                    Attention: Douglas J. Rein
                    Fax: (619) 677-1477
                    Tel: (619) 677-1443

               (b)  if to Shareholder, to:

                    Eric Freeberg
                    Post Office Box 9440
                    Rancho Santa Fe, CA  92067-4440

                    (for deliveries:
                    14639 Calle Carla
                    Rancho Santa Fe, CA  92067)
                    Fax: (619) 756-3506
                    Tel: (619) 756-6632

          6.2 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 24, 1998. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each Party and its counsel has reviewed this Agreement and provided revisions thereto; the rule of construction to the effect that ambiguities are construed against the drafter shall not be used in the interpretation of this Agreement.

          6.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the

Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

          6.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          6.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          6.6 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles. Any legal action arising under this Agreement shall be resolved in the courts located in San Diego, California.

          6.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          6.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

          6.9 ATTORNEY'S FEES. If any Party shall commence any action or proceeding against another party in order to enforce the provision hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

          IN WITNESS WHEREOF, Buyer has caused this Agreement to be signed by an officer thereunto duly authorized, and Shareholder has executed this Agreement in the space provided below.



                              "BUYER"

                              VISTA INFORMATION SOLUTIONS, INC.



                              By:
                                  ------------------------------

                              Its:
                                  ------------------------------


                              "SHAREHOLDER"



                              ----------------------------------
                              Eric Freeberg

                                  EXHIBIT A



                          NOTE ASSIGNMENT AGREEMENT


          For value received, the undersigned, Eric Freeberg hereby endorses and assigns to VISTA Information Solutions, Inc., without recourse, all of his beneficial interest in the attached Promissory Note dated July 17, 1996, in the original principal amount of $10,000, as modified by the attached First Modification of Demand Promissory Note dated as of July 1, 1998, which established the principal balance of the note at $245,954.25 as of July 1, 1998, and as further modified by the Beneficiary's Demand dated July 16, 1998, attached as EXHIBIT B to the Stock Purchase Agreement to which this Note Assignment is EXHIBIT A.





Dated:  July ___, 1998                  ____________________________________
                                        Eric Freeberg




ACCEPTED:

     VISTA INFORMATION SOLUTIONS, INC.



     By:  ____________________________________
          E. Stevens Hamilton, Chief Financial Officer




VISTA Information Solutions, Inc. hereby requests that payments of principal and interest be made to it at 5060 Shoreham Place, San Diego, CA 92122, Attention Chief Financial Officer.



ACKNOWLEDGED:

     E/RISK INFORMATION SERVICES




     By:  ___________________________________
          President

                 SCHEDULES AND EXHIBITS TO STOCK PURCHASE AGREEMENT
                          OF JULY 24, 1998 BY AND BETWEEN
                   VISTA INFORMATION SOLUTIONS AND ERIC FREEBERG





SCHEDULES/EXHIBITS                                    TITLE

Exhibit A                                         Note Assignment

Exhibit B                                         Demand Letter